EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Third Quarter 2013 Results

SOUTHLAKE, Texas, Oct. 9, 2013 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the third quarter ended September 3, 2013. The Company also updated its outlook for the 2013 fiscal year and provided initial guidance on its development plans for the 2014 fiscal year.

Key highlights from the third quarter 2013 compared to the third quarter 2012 include:

  Consolidated revenues increased 13.2% to $54.2 million from $47.9 million.
  Comparable restaurant sales increased 4.4% at Del Frisco's Double Eagle driven primarily by increased traffic of 3.9%. This follows a comparable restaurant sales increase of 5.3% in the third quarter of the previous year and represented its 15th consecutive quarter of positive comparable restaurant sales.
  Comparable restaurant sales decreased 5.9% at Sullivan's driven primarily by a 5.0% decrease in traffic. This follows a comparable restaurant sales increase of 1.4% at Sullivan's in the third quarter of the previous year.
  Cost of sales, as a percentage of consolidated revenues, decreased to 29.9% from 30.3%.
  Net loss of $0.4 million, or $0.02 per diluted share (on a share base of 23.9 million shares), compared to net loss of $2.4 million, or $0.12 per diluted share (on a share base of 20.8 million shares), in the third quarter of last year.
  Adjusted net income*, a non-GAAP measure, of $2.3 million, or $0.10 per diluted share, compared to $2.1 million, or $0.10 per diluted share, in the third quarter of the previous year.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 8.9% to $11.0 million from $10.1 million.

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus asset advisory agreement termination fees, management fees and accounting expenses paid to a related party, write-off of debt issuance costs, secondary public offering costs, and the public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and accounting expenses paid to a related party, secondary public offering costs, public offering transactions bonuses, and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Del Frisco's Double Eagle's status as the nation's premier steakhouse concept was further solidified through strong comparable sales and increased guest traffic in the third quarter despite an uncertain environment and formidable year-ago comparisons. As an affordable neighborhood steakhouse, Sullivan's is more susceptible to pervasive softness within casual dining but we are making brand enhancements which over time will allow us to rebuild momentum. Specifically, we recently began promoting our Sullivan's fixed-priced menu through cable TV and radio spots, remodeling several older restaurants, updating our digital presence and creating a new leadership structure. As we look ahead, we are encouraged that the upcoming holiday season will provide benefits to all three concepts, but given our performance to date we have made several adjustments to our full year outlook."

Mednansky concluded, "Inclusive of the recent successful openings in Santa Monica and Palm Beach, we currently operate eight Del Frisco's Grilles with development plans for an additional three locations by year-end 2013 and another four to six Grilles in 2014. Del Frisco's Grille is successfully transitioning from an 'emerging' to a 'proven' growth concept and will be our dominant expansion vehicle as we continue building our presence within next generation upscale dining. Across a variety of markets, including metropolitan areas where we previously had no restaurant presence, the brand is now widely seen as the dining and social destination for upwardly mobile guests, and appeals to them where they live, work, and shop."

Review of Third Quarter 2013 Operating Results

Consolidated revenues increased $6.3 million, or 13.2%, to $54.2 million in the third quarter of 2013 from $47.9 million in the third quarter of 2012. This increase was due to 47 additional operating weeks resulting from five restaurant openings subsequent to the second quarter of the previous year. Total operating weeks for all concepts during the third quarter of 2013 increased 12.4% to 427 from 380 in the third quarter of 2012. Total comparable restaurant sales decreased 0.2% following a total comparable restaurant sales increase of 3.5% in the third quarter of the previous year.

Cost of sales increased $1.7 million, or 11.4%, to $16.2 million in the third quarter of 2013 from $14.5 million in the third quarter of 2012. As a percentage of consolidated revenues, cost of sales decreased to 29.9% from 30.3%.

Restaurant-level EBITDA** increased $0.9 million, or 8.9%, to $11.0 million in the third quarter of 2013 from $10.1 million in the third quarter of 2012. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 20.2% from 21.1%.

General and administrative costs increased $0.9 million, or 26.8%, to $4.2 million, or 7.7% of consolidated revenues, from $3.3 million, or 6.9% of consolidated revenues, due to growth in corporate and regional management-level personnel and management training expenses to support recent and anticipated growth along with additional public company related expenses, including non-cash stock compensation expense.

Net loss in the third quarter of 2013 was $0.4 million, or $0.02 per diluted share, compared to net loss of $2.4 million, or $0.12 per diluted share, in the third quarter of 2012. Adjusted net income*, a non-GAAP measure, was $2.3 million, or $0.10 per diluted share, in the third quarter of 2013, compared to $2.1 million, or $0.10 per diluted share, in the third quarter of the previous year. The share base was 23.9 million in the third quarter of 2013 compared to 20.8 million in the third quarter of 2012.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $3.6 million, or 14.3%, to $28.8 million in the third quarter of 2013 from $25.2 million in the third quarter of 2012. This increase was primarily due to an additional 12 operating weeks during the quarter (from 108 to 120) along with a 4.4% increase in comparable restaurant sales. The growth in comparable restaurant sales was comprised of a 3.9% increase in entrée counts and a 0.5% increase in average check and marked the 15th consecutive quarter of positive comparable restaurant sales. In the third quarter of the previous year, comparable restaurant sales increased 5.3%.
  Restaurant-level EBITDA** increased 16.2%, or $1.1 million, to $7.8 million in the third quarter of 2013 from $6.7 million in the third quarter of 2012. As a percentage of revenues, the concept benefitted from lower cost of sales and flat year-over-year restaurant operating expenses.

Sullivan's Steakhouse

  Revenues decreased $1.1 million, or 6.5%, to $16.1 million in the third quarter of 2013 from $17.2 million in the third quarter of 2012. The decrease was due primarily to a 5.9% decline in comparable restaurant sales, comprised of a 5.0% decrease in entrée counts, coupled with a 0.9% decrease in average check, and to a lesser extent, increased reward points expenses. In the third quarter of the previous year, comparable restaurant sales increased 1.4%. Operating weeks for the quarter remained consistent at 228 for both periods.
  Restaurant-level EBITDA** decreased $0.9 million to $1.6 million in the third quarter of 2013 from $2.5 million in the third quarter of 2012, as the concept experienced higher restaurant operating expenses as well as marketing and advertising costs as a percentage of revenues due to the de-leveraging effect of certain fixed and semi-variable costs in relation to reduced revenues.

Del Frisco's Grille

  Revenues increased 69.0%, or $3.8 million, to $9.3 million in the third quarter of 2013 from $5.5 million in the third quarter of 2012. The increase was primarily due to 35 additional operating weeks (from 44 to 79) resulting from four openings subsequent to the second quarter of 2012.
  Restaurant-level EBITDA** increased 78.4%, or $0.7 million, to $1.6 million in the third quarter of 2013 from $0.9 million in the third quarter of 2012. The increase was primarily due to operating week growth although the concept also benefitted from lower restaurant operating expenses as a percentage of revenues.

Restaurant Portfolio

As of September 3, 2013, we owned and operated 36 restaurants across 19 states and Washington, DC, including ten Del Frisco's, 19 Sullivan's, and seven Del Frisco's Grille locations. During the third quarter of 2013, we opened a Del Frisco's Grille in Santa Monica, CA.

On September 28, 2013, we opened our eighth Del Frisco's Grille in Palm Beach, FL.

Limited Stock Repurchase Authorization

Our Board of Directors has provided authority for up to $10 million to be utilized for the repurchase of our common stock over the next two years in order to offset dilution caused by the issuance and exercise of stock options and other equity compensation. Repurchases are intended to protect existing shareholders and will be made exclusively through the use of excess cash flow. They will have no impact on our ongoing development and growth plans.

Outlook

Based on current information, we are providing the following updated guidance for the 53-week fiscal year 2013, which ends on December 31, 2013.

  Total comparable restaurant sales increase of 1.0% to 1.5% (on a comparable 52-week basis)
  Six Del Frisco's Grille restaurant openings
  Cost of sales of 30.3% to 30.7% of consolidated revenues
  Restaurant-level EBITDA** of 23.0% to 23.4% of consolidated revenues
  General and Administrative expenses of $17.5 million to $18.0 million
  Pre-opening expenses of approximately $4.4 to $4.6 million
  Effective tax rate of approximately 30% to 32%
  Earnings per diluted share of $0.89 to $0.93 based on an annual weighted average diluted common shares outstanding of approximately 23.9 million (versus 20.4 million shares during 2012)
  Gross capital expenditures (before tenant allowances) of $31 million to $33 million

We are also providing initial guidance for the development of five to seven restaurants in the 2014 fiscal year, including one Del Frisco's Double Eagle restaurant in Washington, DC, and four to six Del Frisco's Grille locations. Based on currently executed, or near executed, leases, we anticipate building Del Frisco's Grille restaurants in Rockville, MD; Burlington, MA; Irvine, CA; and Tampa, FL.

The Del Frisco's Grille in Southlake, TX which had originally been slated to open in the first quarter of fiscal year 2014 will be the sixth and final restaurant opening of this year. Therefore, restaurant development for fiscal year 2014 will not begin until the second quarter and will be spread evenly throughout the balance of next year.

Conference Call

We will host a conference call to discuss the financial results for the third quarter ended September 3, 2013 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, Tom Pennison, Chief Financial Officer, and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 888-539-3612 or for international callers by dialing 719-325-2452. A replay will be available afterward and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 9881363. The replay will be available until Wednesday, October 16, 2013.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 37 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "predict," "project," "target," and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ending		36 Weeks Ending
	September 3, 2013	September 4, 2012	September 3, 2013	September 4, 2012

Revenues	$ 54,183	$ 47,887	$ 174,345	$ 151,565

Costs and expenses:
Costs of sales	16,187	14,526	52,721	46,489
Restaurant operating expenses	25,693	22,167	79,147	65,945
Marketing and advertising costs	1,336	1,127	3,592	3,133
Pre-opening costs	835	1,129	1,754	2,031
General and administrative costs	4,174	3,292	12,112	8,692
Management and accounting fees paid to related party	--	56	--	1,252
Asset advisory agreement termination fee	--	3,000	--	3,000
Secondary public offering costs	381	--	793	--
Public offering transaction bonuses	3,705	1,462	5,510	1,462
Depreciation and amortization	2,631	2,051	7,637	5,622

Operating income (loss)	(759)	(923)	11,079	13,939

Other income (expense), net:
Interest expense	(8)	(619)	(56)	(2,847)
Write-off of debt issuance costs	--	(1,649)	--	(1,649)
Other	(56)	(14)	(56)	51

Income (loss) from continuing operations before income taxes	(823)	(3,205)	10,967	9,494

Income tax expense (benefit)	(443)	(1,411)	3,347	2,762

Income (loss) from continuing operations	$ (380)	$ (1,794)	$ 7,620	$ 6,732

Discontinued operations, net of income tax	--	(628)	--	(543)

Net income (loss)	$ (380)	$ (2,422)	$ 7,620	$ 6,189

Basic income (loss) per common share:
Continuing operations	$ (0.02)	$ (0.09)	$ 0.32	$ 0.36
Discontinued operations	--	(0.03)	--	(0.03)
Basic income (loss) per share	$ (0.02)	$ (0.12)	$ 0.32	$ 0.33

Diluted income (loss) per common share:
Continuing operations	$ (0.02)	$ (0.09)	$ 0.32	$ 0.36
Discontinued operations	--	(0.03)	--	(0.03)
Diluted income (loss) per share	$ (0.02)	$ (0.12)	$ 0.32	$ 0.33

Shares used in computing net income per common share:
Basic	23,801,335	20,825,619	23,796,890	18,938,318
Diluted	23,937,488	20,825,619	23,848,946	18,938,318

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	September 3, 2013	December 25, 2012
	(unaudited)

Cash and cash equivalents	$ 8,711	$ 10,763
Total assets	268,963	258,385
Long-term debt	--	--
Total stockholders' equity	192,085	177,901

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of the related party management fees and expenses, secondary public offering costs, and the public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our public offerings as well as the discontinuation of the asset advisory agreement. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, public offering expenses, public offering transaction bonuses and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ending		36 Weeks Ending
	September 3, 2013	September 4, 2012	September 3, 2013	September 4, 2012
Adjusted Net Income:
Pre-tax income (loss) from continuing operations	$ (823)	$ (3,205)	$ 10,967	$ 9,494
Asset advisory agreement termination fee	--	3,000	--	3,000
Management and accounting fees paid to related party	--	56	--	1,252
Write-off of debt issuance costs	--	1,649	--	1,649
Secondary public offering costs	381	--	793	--
Public offering transaction bonuses	3,705	1,462	5,510	1,462
Proforma Adjustments	4,086	6,167	6,303	7,363
Adjusted Pre-tax Income	3,263	2,962	17,270	16,857
Income Tax (@ 30%)	979	889	5,181	5,057
Adjusted Net Income	$ 2,284	$ 2,073	$ 12,089	$ 11,800
Basic EPS (Adjusted)	$ 0.10	$ 0.10	$ 0.51	$ 0.62
Diluted EPS (Adjusted)	$ 0.10	$ 0.10	$ 0.51	$ 0.62

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ending September 3, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 28,786	100.0%	$ 16,061	100.0%	$ 9,336	100.0%	$ 54,183	100.0%
Costs and expenses:
Cost of sales	8,749	30.4%	4,870	30.3%	2,568	27.5%	16,187	29.9%
Restaurant operating expenses	11,731	40.7%	8,908	55.5%	5,054	54.2%	25,693	47.4%
Marketing and advertising costs	507	1.8%	678	4.2%	151	1.6%	1,336	2.5%
Restaurant-level EBITDA	7,799	27.1%	1,605	10.0%	1,563	16.7%	10,967	20.2%

Pre-opening costs							835	1.5%
General and administrative							4,174	7.7%
Secondary public offering costs							381	0.7%
Public offering transaction bonuses							3,705	6.8%
Depreciation and amortization							2,631	4.9%

Operating income (loss)							$ (759)	-1.4%

Restaurant operating weeks	120		228		79		427
Average unit volume	$ 2,879		$ 845		$ 1,418		$ 1,523

	12 Weeks Ending September 4, 2012 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 25,188	100.0%	$ 17,174	100.0%	$ 5,525	100.0%	$ 47,887	100.0%
Costs and expenses:
Cost of sales	7,795	31.0%	5,206	30.3%	1,525	27.6%	14,526	30.3%
Restaurant operating expenses	10,251	40.7%	8,888	51.8%	3,028	54.8%	22,167	46.3%
Marketing and advertising costs	431	1.7%	600	3.5%	96	1.7%	1,127	2.3%
Restaurant-level EBITDA	6,711	26.6%	2,480	14.4%	876	15.9%	10,067	21.1%

Pre-opening costs							1,129	2.4%
General and administrative							3,292	6.9%
Management and accounting fees paid to related party							56	0.1%
Asset advisory agreement termination fee							3,000	6.3%
Public offering transaction bonuses							1,462	3.0%
Depreciation and amortization							2,051	4.3%

Operating income (loss)							$ (923)	-1.9%

Restaurant operating weeks	108		228		44		380
Average unit volume	$ 2,799		$ 904		$ 1,507		$ 1,512
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Kristina Jorge
         646-277-1234
         kristina.jorge@icrinc.com